Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2021 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – April 30, 2021- First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the first quarter of 2021 of $3,878,000. Net income per share was $0.66 while dividends totaled $0.28 per share and included a special dividend of $0.01 for the three months ended March 31, 2021. Net income increased by $1,825,000 or 88.9% as compared to the same period in 2020. The increase was primarily due to increases in net interest income, including $463,000 in SBA fees and net securities gains.

Total interest income increased by $507,000 or 5.2%. The increase was chiefly due to positive loan growth, primarily in the Commercial Real Estate portfolio, which increased interest and fees on loans by $396,000 or 5.1%. Total interest expense decreased by $1,087,000 or 45.4% primarily due to a $1,089,000 decrease in interest paid on deposits due to decreased interest rates.

Non-interest income, excluding net securities gains, increased by $310,000 or 21.4% for the three months ended March 31, 2021 as compared to the same period in 2020. Service charges and fees on deposits decreased by $124,000, due to fewer accounts being in overdraft status as a result of increased customer deposit balances and the receipt of Covid-19 stimulus deposits. This was offset by an increase in ATM and debit card income of $117,000 for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. Gains on sales of mortgage loans increased by $261,000 for the three months ended March 31, 2021. Net securities gains for the three months ended March 31, 2021 of $115,000 were realized due to gains on market value fluctuations on marketable equity securities held in the Corporation’s portfolio.

Non-interest expense increased during the three months ended March 31, 2021 to $6,197,000. The $282,000, or 4.8%, increase from 2020 was the result of an $89,000 increase in Pennsylvania shares tax, an $87,000 increase in FDIC insurance expense due to small bank assessment credits being applied in the prior year, and an $81,000 increase in salaries and employee benefits, mainly due to an increase in employee profit sharing, medical insurance and salaries expense. The increases in non-interest expense are offset by decreases in occupancy expense and expenses associated with advertising in the combined amount of $40,000.

Income tax expense increased $438,000 during the three months ended March 31, 2021, as compared to the same period in 2020, due to higher overall operating income including SBA loan fees. The Corporation recognized $101,000 of tax credits from low-income housing partnerships in 2021 and 2020.

Total assets increased to $1,215,521,000 at March 31, 2021, an increase of $188,314,000 or 18.3% as compared to March 31, 2020, due to growth in net loans and an increase in debt securities.

Net loans increased $60,505,000 or 9.2% and deposits increased $243,060,000 or 33.1% at March 31, 2021 as compared to March 31, 2020. Stockholders’ equity increased $12,783,000 or 9.8% principally due to increases in retained earnings and accumulated other comprehensive income.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.